EXHIBIT 12-2


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
                  MCN INVESTMENT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Thousands of Dollars)


                                                 Twelve Months       Twelve Months      Twelve Months
                                                     Ended                Ended               Ended
                                               September 30, 1995   December 31, 1994   December 31, 1993
                                               ------------------   -----------------   -----------------
EARNINGS AS DEFINED (1)
Pre-tax income (2) ....................              $18,191              $12,440              $ 9,588
Fixed charges (3) .....................               20,737               17,814                9,307
                                                     -------              -------              -------
  Earnings as defined .................              $38,928              $30,254              $18,895
                                                     =======              =======              =======

FIXED CHARGES AS DEFINED (1)
Interest, expensed ....................              $13,672              $11,656              $ 4,464
Interest, capitalized .................                4,672                2,089                1,579
Amortization of debt discounts, premium
  and expense .........................                  467                  289                   96
Interest implicit in rentals ..........                6,598                5,869                4,747
                                                     -------              -------              -------
  Fixed charges as defined ............              $25,409              $19,903              $10,886
                                                     =======              =======              =======

Ratio of Earnings to Fixed Charges ....                 1.53                 1.52                 1.74
                                                     =======              =======              =======

Notes:
(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income of MCN Investment and its majority-owned subsidiaries, (b) MCN Investment's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period and, therefore, differ from fixed charges as defined.
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